UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: April 17, 2012

(Date of earliest event reported)

Lithia Motors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Oregon (State or Other Jurisdiction of Incorporation or Organization)	0-21789 (Commission File Number)	93 - 0572810 (IRS Employer Identification No.)

360 E. Jackson Street Medford, Oregon 97501 (address of Principal Executive Offices) (Zip Code)

541-776-6868

Registrant's Telephone Number, Including Area Code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective April 17, 2012, the Company entered into a new five-year Loan Agreement, replacing an existing loan agreement with U.S. Bank as agent and U.S. Bank and J.P. Morgan Chase Bank as lenders. Lenders in the new, syndicated facility include four manufacturer-affiliated finance companies (Mercedes-Benz Financial Services USA LLC; Toyota Motor Credit Corporation; BMW Financial Services NA, LLC; and Nissan Motor Acceptance Corporation) and six commercial banks (U.S. Bank, N.A.; JPMorgan Chase Bank, N.A.; Bank of America, N.A.; Wells Fargo Bank, National Association; Bank of the West; and Key Bank National Association). U.S. Bank serves as administrative agent to the facility.

The new Loan Agreement provides for a total financing commitment of $650 million, which can be expanded to $800 million. Of that total commitment, $500 million is for new vehicle inventory floorplan financing for the Company and certain of its subsidiaries, $100 million for used vehicle floorplan financing and $50 million for the Company’s general corporate purposes, including acquisitions and working capital.

The interest rate varies based on the type of debt and the Company’s leverage ratio with the rate ranging from the 1-month LIBOR plus 1.50% to the 1-month LIBOR plus 2.50%. Interest on all loans is due monthly and the entire balance is payable at maturity, which is April 17, 2017, unless extended. Under the interest rate specified by the new agreement and based on current borrowing levels pretax interest expense will be reduced by approximately $430,000 per quarter.

The new Loan Agreement includes financial and restrictive covenants typical of such agreements, lending conditions, and representations and warranties by the Company. Financial covenants include requirements to maintain minimum current and fixed charge coverage ratios, and a maximum leverage ratio. The covenants restrict the Company and its subsidiaries in incurring additional indebtedness, making investments, selling or acquiring assets (other than permitted acquisitions of dealerships) and granting security interests in their assets for purposes other than to secure the new Loan Agreement.

The new Loan Agreement provides for events of default that include nonpayment, breach of covenants, a change of control and certain cross-defaults with other indebtedness. In the event of a default, the new Loan Agreement provides that the Lenders may declare the entire principal balance immediately due, foreclose on collateral and increase the applicable interest rate to the loan rate plus 3 percent, among other remedies.

Obligations under the new credit facility are guaranteed by the Company's subsidiaries and are secured by new vehicle inventory, used vehicle and parts inventory, equipment other than fixtures, deposit accounts, accounts receivable, investment property and other intangible personal property of the Company and its subsidiaries; stock and other equity interests of the Company's subsidiary dealerships and certain other subsidiaries are excluded from the collateral. The Company and its subsidiaries obtain various financial services from U.S. Bank and its affiliates, including retail and mortgage financing; depository and cash management services and interest rate swaps.

A copy of the Loan Agreement is attached as Exhibit 99.1 and incorporated herein by reference. On April 19, 2012, the Company issued a press release announcing the new Loan Agreement. The release is attached as Exhibit 99.2.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a)	The information provided in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
99.1 Loan Agreement
99.2 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2012	LITHIA MOTORS, INC. (Registrant) By: /s/John North______ John North Vice President, Finance and Corporate Controller